                                                              September 11, 2000



Schroder Capital Funds (Delaware)
   --Schroder U.S. Diversified Growth Fund
Schroder Series Trust
  --Schroder Large Capitalization Equity Fund
P.O. Box 8507
Boston, MA 02266

Ladies and Gentlemen:

         We have acted as counsel in connection with the Plan of Reorganization made as of May 23, 2000 (the "Plan"), between Schroder Capital Funds (Delaware) (the "Acquiring Trust"), a Delaware business trust, on behalf of one of its series, Schroder U.S. Diversified Growth Fund (the "Acquiring Fund") and Schroder Series Trust (the "Target Trust"), a Massachusetts business trust, on behalf of one of its series, Schroder Large Capitalization Fund (the "Target Fund"). The Plan describes a proposed transaction (the "Transaction") to occur on September 11, 2000, or such other date as may be decided by the parties (the "Exchange Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund, following which, the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain federal income tax consequences of the Transaction is furnished to you pursuant to Sections 8(h) and 9(f) of the Plan. Capitalized terms not defined herein are defined in the Plan.

         Target Fund is a series of the Target Trust which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

         Acquiring Fund is a series of the Acquiring Trust which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option.

Schroder U.S. Diversified Growth Fund
Schroder Large Capitalization Equity Fund       -2-           September 11, 2000


         For purposes of this opinion, we have considered the Plan, the Proxy Statement, the Registration Statement (including the items incorporated by reference therein), and such other items as we have deemed necessary to render this opinion. In addition, you provided us with a letter dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

         Based on the foregoing representations and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

      (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code. Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (ii) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

     (iii) No gain or loss will be recognized by the Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

     (iv) The aggregate basis of Acquiring Fund Shares which a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund Shares exchanged therefor;

     (v) A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets;

     (vi) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

     (vii) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer; and

Schroder U.S. Diversified Growth Fund
Schroder Large Capitalization Equity Fund      -3-            September 11, 2000


     (viii) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund.

                                 Very truly yours,
                                 /s/ Ropes & Gray


                                 Ropes & Gray